Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” and “Other Information” in the Prospectuses and “Counsel and Independent Registered Public Accounting Firm” and “Financial Statements” in the Statements of Additional Information in Post-Effective Amendment No. 1,779 and No. 1,783 to the Registration Statement (Form N-1A, No. 333-123257 and No. 811-10325) of Market Vectors ETF Trust and to the incorporation by reference of our reports dated November 19, 2014 on Biotech ETF, Environmental Services ETF, Gaming ETF, Morningstar Wide Moat ETF, Pharmaceutical ETF, Retail ETF, Semiconductor ETF, MSCI Emerging Markets Quality ETF, MSCI Emerging Markets Quality Dividend ETF, MSCI International Quality ETF and MSCI International Quality Dividend ETF (eleven of the investment funds constituting the Market Vectors ETF Trust) included in the Annual Report to Shareholders for the fiscal year ended September 30, 2014.

Ernst & Young LLP

New York, NY

January 20, 2015